TRANSFER AGREEMENT


                                 BY AND BETWEEN



                                 TRACE FOAM LLC

                                       AND


                                   FOAMEX L.P.


                          Dated as of February 27, 1998

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                                TABLE OF CONTENTS
                                                                        Page No.
                                                                        --------

ARTICLE I. DEFINITIONS ......................................................  1
   Section 1.1.  Definitions ................................................  1
   Section 1.2.  Accounting Terms and Determinations ........................ 10


ARTICLE II. TRANSFER OF STOCK AND ASSUMPTION OF DEBT
   Section 2.1.  Agreement to Transfer Stock ................................ 10
   Section 2.2.  Assumption of Debt ......................................... 10


ARTICLE III. TRANSFER OF TRACE FOAM PARTNERSHIP INTEREST .................... 11
   Section 3.1.  Agreement to Transfer Trace Foam Partnership Interest ...... 11
   Section 3.2.  Withdrawal of Trace Foam from Foamex ....................... 11


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF FOAMEX ....................... 10
   Section 4.1.  Authority of Foamex ........................................ 11
   Section 4.2.  Organization of the Company ................................ 12
   Section 4.3.  Capitalization of the Company; Title to the Stock .......... 12
   Section 4.4.  No Conflict or Violation; Consents ......................... 12
   Section 4.5.  Subsidiaries and Investments ............................... 13
   Section 4.6.  Financial Statements ....................................... 13
   Section 4.7.  Undisclosed Liabilities .................................... 14
   Section 4.8.  Accounts Receivable ........................................ 14
   Section 4.9.  Inventory .................................................. 14
   Section 4.10. Material Adverse Effect..................................... 14
   Section 4.11. Real Property .............................................. 14
   Section 4.12. Condition and Compliance of Property ....................... 15
   Section 4.13. Compliance with Laws ....................................... 15
   Section 4.14. Affiliate Agreements ....................................... 15
   Section 4.15. Contracts .................................................. 16
   Section 4.16. Intellectual Property ...................................... 17
   Section 4.17. Labor Relations ............................................ 18
   Section 4.18. Employee Benefits .......................................... 18
   Section 4.19. Insurance .................................................. 19
   Section 4.20. Litigation ................................................. 19
   Section 4.21. Environmental Matters ...................................... 19
   Section 4.22. Tax Matters ................................................ 20
   Section 4.23. Interim Operations ......................................... 21
   Section 4.24. Brokers .................................................... 22
   Section 4.25. Products Liability ......................................... 22
   Section 4.26. Proceeds; Fees; Foamex Note ................................ 22
   Section 4.27. Disclaimer of Additional Representations and
                   Warranties; Schedules .................................... 23


ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF TRACE FOAM .................... 21
   Section 5.1.  Authority of Trace Foam .................................... 23
   Section 5.2.  Title to the Trace Foam Partnership Interest ............... 23


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


   Section 5.3.  No Conflict or Violation ................................... 24
   Section 5.4.  Litigation ................................................. 24
   Section 5.5.  Brokers .................................................... 24
   Section 5.6.  Investment Intent; Status .................................. 24


ARTICLE VI. CERTAIN COVENANTS AND AGREEMENTS ................................ 25
   Section 6.1.  Government Filings ......................................... 26
   Section 6.2.  Certain Provisions Relating to Consents .................... 26
   Section 6.3.  Nondisclosure .............................................. 27
   Section 6.4.  Transfer Taxes ............................................. 26
   Section 6.5.  Obligation to File Tax Returns ............................. 26
   Section 6.6.  Ongoing Tax Cooperation .................................... 27
   Section 6.7.  Further Assurances ......................................... 28
   Section 6.8.  Employee Benefit Assumption Agreement ...................... 28


ARTICLE VII. INDEMNIFICATION ................................................ 28
   Section 7.1.  Survival ................................................... 28
   Section 7.2.  Indemnification Provisions for Benefit of Trace Foam ....... 29
   Section 7.3.  Indemnification Provisions for Benefit of Foamex ........... 31
   Section 7.4.  Matters Involving Third Parties ............................ 31
   Section 7.5.  Environmental Indemnification .............................. 33
   Section 7.6.  Certain Additional Provisions Relating to Indemnification .. 33


ARTICLE VIII. MISCELLANEOUS PROVISIONS ...................................... 34
   Section 8.1.  Notices .................................................... 34
   Section 8.2.  Amendments ................................................. 35
   Section 8.3.  Assignment and Parties in Interest ......................... 35
   Section 8.4.  Announcements .............................................. 35
   Section 8.6.  Entire Agreement ........................................... 36
   Section 8.7.  Descriptive Headings ....................................... 36
   Section 8.8.  Counterparts ............................................... 36
   Section 8.9.  Governing Law; Jurisdiction ................................ 36
   Section 8.10. Construction ............................................... 37
   Section 8.11. Severability ............................................... 37
   Section 8.12. Tax Treatment .............................................. 37


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

SCHEDULE
NUMBER            SCHEDULE NAME

1.1               Certain Officers
1.2               Permitted Liens
4.2               Certificate and Foreign Qualifications
4.3               Capitalization
4.4               Conflicts or Violations
4.6(a)            Financial Statements
4.6(b)            Interim Financial Statements
4.7               Undisclosed Liabilities
4.11(a)           Owned Real Property
4.11(b)           Lease Obligations
4.12(a)           Personal Property; Liens
4.12(b)           Leased Personal Property
4.13              Compliance with Laws
4.14              Affiliate Agreements
4.15              Contracts
4.16              Intellectual Property
4.17              Labor Relations
4.18              Employee Benefit Plans
4.19              Insurance
4.20              Litigation
4.21              Environmental Matters
4.22              Tax Matters
4.23              Interim Operations
4.25              Products Liability

EXHIBIT           EXHIBIT NAME

A                 Form of Assignment and Assumption Agreement
B                 Fourth Amendment to the Fourth Amended and Restated Agreement
                  of Limited Partnership of Foamex L.P.
C                 Form of Administrative Services Agreement
D                 Form of Supply Agreement
E                 Form of Employee Benefit Plan Adoption and Assumption
                  Agreement


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


                               TRANSFER AGREEMENT

            THIS TRANSFER AGREEMENT (the "Agreement") is made and entered into as of February 27, 1998, by and between Trace Foam LLC, a Delaware limited liability company ("Trace Foam") and Foamex L.P., a Delaware limited partnership ("Foamex").

                              PRELIMINARY STATEMENT

            WHEREAS, on the Closing Date (as defined), pursuant to the Assignment and Assumption Agreement attached as Exhibit A hereto, Trace Foam will assume $129.0 million of Foamex's indebtedness (the "Assumed Debt"), and Foamex will be discharged from all further liability or obligation with respect to the Assumed Debt;

            WHEREAS, Foamex owns 1,000 shares (the "Stock") of the common stock par value $.01 per share (the "Common Stock"), of General Felt Industries, Inc. (the "Company"), which constitutes all of the issued and outstanding Common Stock of the Company;

            WHEREAS, effective as of February 27, 1998, Foamex will transfer the Stock to Trace Foam;

            WHEREAS, Trace Foam owns a 1% non-managing general partnership interest in Foamex (the "Trace Foam Partnership Interest"); and

            WHEREAS, effective as of February 27, 1998, Trace Foam will transfer the Trace Foam Partnership Interest to Foamex and will withdraw as a general partner of Foamex.

            NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

            Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

            "Administrative Services Agreement" means an Administrative Services Agreement to be entered between the Company and Foamex, substantially in the form of Exhibit C.

            "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended;

      provided, however, in no event shall Foamex International Inc. and its Subsidiaries be deemed to be Affiliates of Trace Foam Company, Inc. and its Subsidiaries, and vice versa.

            "Agreement" has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

            "Ancillary Agreements" means the Administrative Services Agreement and the Supply Agreement.

            "Assignment and Assumption Agreement" means the agreement, dated the date hereof, between Trace Foam and Foamex pursuant to which Trace Foam shall assume the Assumed Debt, substantially in the form of Exhibit A.

            "Assumed Debt" has the meaning set forth in the recitals hereto.

            "Balance Sheet" has the meaning set forth in Section 4.6(a).

            "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that could reasonably be expected to result in any specified consequence.

            "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

            "Cap" has the meaning set forth in Section 7.2(a).

            "Closing" means the closing of the transactions contemplated hereby.

            "Closing Date" means February 27, 1998.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Stock" has the meaning set forth in the recitals hereto.

            "Company" has the meaning set forth in the recitals hereto.

            "Contracts" as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company is a party as of such date, including those listed or required to be listed on Schedule 4.15, all unfilled orders outstanding as of such date for


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      the purchase of raw materials, goods or services by the Company, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company.

            "Costs of Remediation" means all losses, amounts paid in settlement, investigation, removal, remediation, monitoring and reporting costs and expenses, Taxes, claims, Damages, Liabilities, obligations, judgments, settlements and out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys' fees including, without limitation, fees for services of attorneys, consultants, contractors, experts, engineers and laboratories, and all other out-of-pocket costs, incurred in connection with investigation, characterization, remediation, monitoring, reporting or mitigation, arising out of or related to the presence or Release of any Hazardous Materials existing as of or prior to the Closing Date at, on, or emanating from any of the Owned Real Property, Leased Property or any real property at or to which the Company, any Subsidiary or predecessor of any of the foregoing disposed, Released, transported, stored, emitted, treated, or arranged to dispose of Hazardous Materials prior to the Closing Date including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal, Release, or arranging for disposal of Hazardous Materials.

            "Damages" means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys' fees, including, without limitation, (i) any consequential damages or (ii) any special or punitive damages which are assessed against an Indemnified Party as a result of a third party action.

            "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

            "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

            "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

            "Employees" means each individual who, on the applicable date, performs services as an employee primarily for the Company or any of its Subsidiaries (including such persons who are on an approved leave of absence, vacation,


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      short-term disability or otherwise treated as an active employee of the
      Company or its Subsidiaries).

            "Environmental Laws" means any Legal Requirement or Order with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of
      Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. ss. 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.);
      (d) the Toxic Substances Control Act (15 U.S.C. ss. 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. ss. 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. ss. 349; 42 U.S.C. ss. 201 and ss. 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. ss. 651 et seq.).

            "ERISA Affiliate" means any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Existing Credit Agreement" means the credit agreement, dated as of June 12, 1997, as amended through February 27, 1998, among Foamex, certain of its affiliates, the financial institutions party thereto as lenders, the financial institutions party thereto as issuing banks, and Citicorp USA, Inc. and The Bank of Nova Scotia as administrative agents, as such agreement may be amended from time to time.

            "Foamex Note" means the promissory note, dated the date hereof, made by Foamex in favor of the Company in the principal amount of $34 million.

            "Former Employee" means each individual other than an Employee on the Closing Date who at any time prior to the

      Closing Date performed services as an employee primarily for the Company or any Subsidiary of the Company.

            "GFI Confidential Information" means (i) the Intellectual Property,
      (ii) past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of the law of the state of New York; (iii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials), however documented; and (iv) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

            "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

            "Hazardous Materials" means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law. Without limiting the generality of the foregoing, the term shall include any "toxic substance," "hazardous substance," "hazardous waste," or "hazardous material" as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

            "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the Ordinary Course of Business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business), (v) every capital lease obligation (determined in accordance with GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) the present value (determined in accordance with GAAP) as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

            "Indemnified Party" has the meaning set forth in Section 7.4(a) and in the case of Trace Foam shall also include the Company and its Subsidiaries.

            "Indemnifying Party" has the meaning set forth in Section 7.4(a).

            "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Foamex or to the creditors of Foamex, as such, or to the assets of Foamex, or (ii) any liquidation, dissolution, reorganization or winding up of

      Foamex, whether voluntary or involuntary and involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Foamex.

            "Intellectual Property" means, collectively: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; (viii) the name "General Felt"; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

            "Interim Balance Sheet" has the meaning set forth in Section 4.6(b).

            "Interim Balance Sheet Date" means September 28, 1997.

            "IRS" means the Internal Revenue Service of the Department of the Treasury.

            "Knowledge" as applied to Foamex, means the actual knowledge, after reasonable inquiry, of any person listed on Schedule 1.1 hereto.

            "Leased Property" has the meaning set forth in Section 4.11(b).

            "Leases" has the meaning set forth in Section 4.11(b).

            "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty.

            "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

            "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            "Material Adverse Effect" means a material adverse change in or effect with respect to the business, results of operations, properties, financial condition or prospects of the Company.

            "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

            "New Credit Agreement" means the Credit Agreement, dated the date hereof, among Foamex Carpet Cushion, Inc., the financial institutions party thereto as lenders and Citicorp USA, Inc. and The Bank of Nova Scotia as administrative agents, as such agreement may be amended from time to time.

            "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

            "Ordinary Course of Business" means an action which is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company.

            "Owned Real Property" has the meaning set forth in Section 4.11(a).

            "Partnership Amendment" means the Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Foamex L.P., substantially in the form of Exhibit B hereto.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Permit" means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement or Order.

            "Permitted Affiliate Agreements" has the meaning set forth in
      Section 4.14.

            "Permitted Liens" means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on Schedule 1.2 hereto; (iii) unfiled mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date, for which adequate reserves in accordance with GAAP are reflected on the Interim Balance Sheet; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date for which adequate reserves in accordance with GAAP are reflected on the Interim Balance Sheet; and (v) liens securing rental payments under capital lease arrangements.

            "Perpetual Representations" has the meaning set forth in Section
      7.1.

            "Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

            "Plan" has the meaning set forth in Section 4.18(a).

            "Product" has the meaning set forth in Section 4.25.

            "Recall" has the meaning set forth in Section 4.25.

            "Release" means any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

            "Schedules" means, collectively, the various Schedules referred to in this Agreement delivered separately on or before the date of this Agreement.


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


            "Single-Employer Plan" means an Employee Pension Benefit Plan which is described in Section 4001(a)(15) of ERISA and which is subject to Title IV of ERISA.

            "Stock" has the meaning set forth in the recitals hereto.

            "Straddle Period" has the meaning set forth in Section 4.22.

            "Subsidiary" means "subsidiary" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

            "Supply Agreement" means the Supply Agreement to be entered into between the Company and Foamex, substantially in the form of Exhibit D.

            "Tax Return" means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

            "Taxes" means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

            "Trace Foam" has the meaning set forth in the preamble hereto.

            "Trace Foam Partnership Interest" has the meaning set forth in the recitals hereto.

            Section 1.2. Accounting Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

                                   ARTICLE II.
                    TRANSFER OF STOCK AND ASSUMPTION OF DEBT

            Section 2.1. Agreement to Transfer Stock. On the terms and subject to the conditions set forth in this Agreement, effective as of February 27, 1998, Trace Foam shall receive from Foamex, and Foamex shall transfer, assign, convey and deliver to Trace Foam, the Stock free and clear of all Liens. At the Closing, Foamex shall deliver to Trace Foam or its designees certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank.

            Section 2.2. Assumption of Debt. Pursuant to the Assignment and Assumption Agreement, Foamex shall assign to Trace Foam, Trace Foam shall assume from Foamex, and Foamex shall be released from, the Assumed Debt.

                                  ARTICLE III.
                   TRANSFER OF TRACE FOAM PARTNERSHIP INTEREST

            Section 3.1. Agreement to Transfer Trace Foam Partnership Interest. On the terms and subject to the conditions set forth in this Agreement, effective as of February 27, 1998, Foamex shall receive from Trace Foam, and Trace Foam shall transfer, assign, convey and deliver to Foamex, the Trace Foam Partnership Interest, free and clear of all Liens. At the Closing, Trace Foam shall deliver to Foamex or its designees certificates representing the Trace Foam Partnership Interest, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank.

            Section 3.2. Withdrawal of Trace Foam from Foamex. Notwithstanding any of the terms or provisions of the Partnership Agreement to the contrary, effective as of February 27, 1998, Trace Foam shall withdraw from Foamex as a partner and from and after the Closing Date shall cease to be a partner of Foamex or have the power to exercise any right or power as a partner of Foamex.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF FOAMEX

            Foamex represents and warrants to Trace Foam as set forth in this
Article IV and, except for Section 4.2 and 4.3, all references to the Company shall mean the Company and its wholly owned Subsidiary Foamex Fibers, Inc.:

            Section 4.1.    Authority of Foamex.

            (a) Foamex is a limited partnership duly organized and in good standing under the laws of its jurisdiction of formation. Foamex has full partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements, and the execution and delivery by Foamex of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action on the part of Foamex. This Agreement constitutes, and upon their execution by Foamex the Ancillary Agreements will constitute, the legal, valid and binding obligation of Foamex enforceable against it in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

            Section 4.2. Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. True correct and complete copies of the Certificate of Incorporation and By-laws of the Company as of the date of this Agreement are included in Schedule 4.2. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification (which jurisdictions are set forth on Schedule 4.2), except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

            Section 4.3. Capitalization of the Company; Title to the Stock. The authorized capital stock of the Company consists of 3,000,000 shares of common stock, par value $.01 per share, of which 1,000 shares are outstanding; the shares of capital stock described as outstanding being all the Stock. The Stock has been duly authorized and validly issued, and is fully paid and nonassessable and no personal liability attaches to the ownership thereof. The Stock is the sole outstanding shares of capital stock of the Company, and except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Stock or any unissued or treasury shares of capital stock of the Company. Foamex has and will have at the Closing valid and marketable title to the Stock, free and clear of any Liens, except (x) those arising under this Agreement and (y) as of the date of this Agreement, as set forth on Schedule 4.3.

            Section 4.4. No Conflict or Violation; Consents. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of the Company, or (ii) any resolution adopted by the board of directors or the stockholders of the Company;

            (b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Foamex, or any of the assets owned or used by the Company, may be subject;

            (c) cause Trace Foam or the Company to become subject to, or to become liable for the payment of, any Tax;

            (d) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Agency;

            (e) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract or material Permit;

            (f) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company; or

            (g) require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person.

            Section 4.5. Subsidiaries and Investments. The Company does not own any stock of, or any equity participation in, any Person except, as of the date of this Agreement, for all of the outstanding capital stock of Foamex Fibers, Inc., and for securities received in connection with Insolvency or Liquidation Proceedings.

            Section 4.6.    Financial Statements

            (a) The audited consolidated balance sheet of the Company at December 29, 1996 (the "Balance Sheet"), and related statement of income, retained earnings and cash flow for the periods then ended and the notes thereto, (i) are included as Schedule 4.6(a), (ii) were prepared in accordance with GAAP, consistently applied, and (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon.

            (b) The unaudited balance sheet as of the Interim Balance Sheet Date (the "Interim Balance Sheet"), and the related income statement for the period then ended, included as Schedule 4.6(b) were prepared in accordance with GAAP, consistently applied, and present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, subject to normal year-end adjustments.

            Section 4.7. Undisclosed Liabilities. As of the Closing Date, the Company has no material Liabilities, except for Liabilities: (a) reflected or reserved for on the Interim Balance Sheet, (b) relating to performance obligations, under Leases and Contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the Interim Balance Sheet, (c) to honor cash discounts, rebates or allowances on receivables outstanding as of the Closing Date, (d) constituting Costs of Remediation, (e) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, (f) arising out of or in connection with any claim by the ultimate retail purchaser of any of the Company's Products resulting from an alleged defect in the design or manufacture of any Product, or any alleged failure to warn with respect to any Product, or (g) as set forth on Schedule 4.7.

            Section 4.8. Accounts Receivable. All accounts receivable reflected on the Interim Balance Sheet, and all accounts receivable arising subsequent to the Interim Balance Sheet Date, have arisen in the ordinary course of business of the Company. All items that are required by GAAP to be reflected as accounts receivable on the Interim Balance Sheet are so reflected and any reserve accounts relating thereto have been established in accordance with GAAP, consistently applied.

            Section 4.9. Inventory. The materials, supplies and work-in-process included in the inventory of the Company as set forth on the Interim Balance Sheet were, and the inventory of the Company at the Closing will be, as the case may be, (a) substantially equivalent in quality to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory in the past; (b) suitable for the manufacture and distribution of the Company's products in a manner substantially equivalent in quality to that achieved generally by the Company in the past and (c) in the case of the inventory existing at the Interim Balance Sheet Date valued in accordance with GAAP, consistently applied, subject to all reserves with respect to such inventories set forth in the Interim Balance Sheet, established in accordance with GAAP, consistently applied.

            Section 4.10. Material Adverse Effect. Other than changes resulting from (a) general economic conditions, (b) conditions affecting the carpet cushion industry generally, or (c) changes in any applicable Legal Requirement, since the Interim Balance Sheet Date there has not been any Material Adverse Effect.

            Section 4.11.   Real Property.

            (a) Schedule 4.11(a) lists all real property owned by the Company (the "Owned Real Property"). The Company has fee title to the Owned Real Property that is free and clear of any Liens other than (x) the Permitted Liens and (y) in the case of the representation made as of the date of this Agreement, as set forth on Schedule 4.11(a).

            (b) Schedule 4.11(b) contains a list of all leases and subleases, together with any amendments thereto (the "Leases"), with respect to all real property leased by the Company (the "Leased Property"). Except as set forth in Schedule 4.11(b), each Lease is in full force and effect, the Company has performed all material obligations required to be performed by it to date under each of the Leases and neither the Company nor, to Foamex's Knowledge, any other party thereto is in material default under any of the Leases.

            (c) Foamex is not a "foreign person" within the meaning of Section 1445 of the Code.

            Section 4.12.   Condition and Compliance of Property.

            (a) Schedule 4.12(a) contains a list of owned personal property of the Company as of the date hereof with a book value in excess of $100,000. The Company owns outright and has good and marketable title to all such personal property subject to no Lien except Permitted Liens and except as set forth on Schedule 4.12(a). All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its subsidiaries are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used, and are adequate and sufficient for the Company's business.

            (b) Schedule 4.12(b) sets forth the name, parties and date of all material personal property leases: (i) under which the Company is the lessee, (ii) under which the annual rent is $25,000 or more or which are material to the Company, and (z) which leases are not cancelable (without liability) within 90 days. Except as set forth in Schedule 4.12(b), the Company holds good and transferable leaseholds in all of the personal property shown on Schedule 4.12(b) as leased by the Company, in each case under valid and enforceable leases. The Company is not, and to Foamex's Knowledge no other party to any such personal property lease is, in material breach of or default under any lease of any item of personal property listed on
      Schedule 4.12(b) (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

            Section 4.13. Compliance with Legal Requirements. Except as set forth on Schedule 4.13, the Company has complied in all material respects with all Legal Requirements applicable to the Company, its property and its business.


            Section 4.14.   Affiliate Agreements.

            (a) Except for (i) the Supply Agreement, (ii) the Administrative Services Agreement, or (iii) as set forth on Schedule 4.14 (collectively, the "Permitted Affiliate Agreements"), there are no material written Contracts between the Company and its Affiliates, including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Affiliate, or by any such Affiliate to the Company.

            (b) Except for the Permitted Affiliate Agreements or in the Ordinary Course of Business, (i) since the Interim Balance Sheet Date, there have been and (ii) as of the Closing Date there will be, no transactions, agreements or arrangements between the Company and (x) any Affiliate of Foamex, (y) any director or officer of Foamex or any Affiliate of Foamex or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

            Section 4.15.   Contracts.

            (a) Schedule 4.15 hereto lists all of the Contracts, commitments, arrangements and understandings which involve future payment by or to the Company in excess of $100,000.

            (b) Except as set forth on Schedule 4.15 (and for Leases and Permitted Liens), the Company is not a party to or bound by any:

                  (i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

                  (ii) agreement or arrangement for the sale or lease of any of its assets other than in the usual, regular and ordinary course of business;

                  (iii) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets in excess of $100,000;

                  (iv) Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts in excess of $100,000;

                  (v) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

                  (vi) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract excepting any such contract that is terminable at will, or by giving notice of 30 days or less, without Liability;

                  (vii) lease or other agreement for the use of real or personal property with rent in excess of $100,000 per year;

                  (viii) agreement imposing non-competition or exclusive dealing obligations on it;

                  (ix) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than (A) direct payments for goods or (B) sale and purchasing rebates.

                  (x) Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

                  (xi) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

                  (xii) Contract which (A) involves future payment by or to the
            Company in excess of $100,000 or (B) is otherwise material to the extent relating to the conduct of the business of the Company.

            (c) Each Contract, including the Contracts listed or required to be listed on Schedule 4.15, is valid, binding and enforceable against the Company, and to Foamex's Knowledge the other parties thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under each of the Contracts. Except as set forth in Schedule 4.15, neither the Company nor, to Foamex's Knowledge, any other party thereto is in material breach of or default under any Contract to which the Company is a party or by which it is bound or to which its assets are subject (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

            Section 4.16. Intellectual Property. Schedule 4.16 contains a list of all applications and registrations for material Intellectual Property (other than know-how, non-customized computer software, and customer lists) which the Company owns or has used in connection with, or which relates to, its business. Except as set forth in Schedule 4.16, the Company either owns or has the right to use by license, sublicense, agreement, or permission all of the Intellectual Property set forth on Schedule 4.16. Except for Trace Foam pursuant to this Agreement or as otherwise set forth in Schedule 4.16, the Company has not granted a license, nor reached an understanding with any third party, nor entered into a written agreement, relating in whole or in part, to any of the Intellectual Property, and, to Foamex's Knowledge, since December 31, 1996, there has been no assertion thereof by any Person. Except as noted in Schedule 4.16, the Company has not been charged with nor to the Knowledge of Foamex is it threatened to be charged with, with respect to the trademarks, service marks and trade names listed in Schedule 4.16, the infringement or other violation of the intellectual property rights of any other Person.

            Section 4.17. Labor Relations. Except as set forth on Schedule 4.17, the Company is not a party to any collective bargaining agreement covering Employees, there are no controversies or unfair labor practice proceedings pending or, to Foamex's Knowledge, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any Employee or Former Employee of the Company that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To Foamex's Knowledge, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to Employees.

            Section 4.18.   Employee Benefits.

            (a) Schedule 4.18 sets forth all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for current and former Employees. Each of the employee benefit plans, practices and arrangements set forth on Schedule
      4.18 shall hereafter be referred to as a "Plan" (or "Plans" as the context may require).

            (b) Copies of the following documents, with respect to each of the Plans, have been delivered or made available to Trace Foam by Foamex: (i) all plans and related trust documents, and amendments thereto; (ii) the most recent IRS Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

            (c) Except as set forth in Schedule 4.18, none of the Plans is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any liability resulting from a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full.

            (d) Neither the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA with respect to any Single-Employer Plan. All premiums due the PBGC with respect to all Single-Employer Plans maintained by the Company and its ERISA Affiliates have been timely paid. Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. There has been no "reportable event", within the meaning of Section 4043 of ERISA, with respect to any Single-Employer Plan maintained by the Company or its ERISA Affiliates which would require the giving of notice to the PBGC. No Single-Employer Plan maintained by the Company or its ERISA Affiliates has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code.

            Section 4.19. Insurance. Schedule 4.19 sets forth a list of all material insurance policies providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the policies. Such current policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risk and liabilities to the extent and in the manner deemed appropriate and sufficient by the Company. The Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith, or (ii) informing the Company that any coverage listed on Schedule 4.19 will or may not be available in the future on substantially the same terms as now in effect.

            Section 4.20. Litigation. Except as set forth in Schedule 4.20, there are no actions, causes of action, claims, suits, or proceedings pending or, to the Knowledge of Foamex, threatened against the Company at law, in equity, or admiralty, or before or by any Governmental Agency, which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.20, the Company is not subject to, or in default with respect to, any Order which has had, or could reasonably be expected to have, a Material Adverse Effect.

            Section 4.21.   Environmental Matters. Except as set forth on
Schedule 4.21, or as reflected on the Interim Balance Sheet:

            (a) the Company is in compliance in all material respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Owned Real Property;

            (b) the Company has no material Liability, whether contingent or otherwise, under any Environmental Law with respect to its operations or properties;

            (c) no notices of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law relating to the operations or properties of the Company which could reasonably be expected to have a Material Adverse Effect have been received by the Company since December 29, 1996;

            (d) there are no Orders outstanding, or any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Foamex's Knowledge, threatened, relating to compliance with or Liability under any Environmental Law affecting the Company which could reasonably be expected to have a Material Adverse Effect;

            (e) there are no underground storage tanks on the Owned Real Property, or friable asbestos containing materials on or in the improvements or fixtures located on, the Owned Real Property and the Leased Property;

            (f) the Company has obtained or applied for all material Permits required under any Environmental Law for the operations of the Company on the Owned Real Property or Leased Property;

            (g) the Company has neither expressly nor by operation of law, assumed or undertaken any liability, including without limitation any obligation for Costs of Remediation of any other Person;

            (h) the Company has not, and no other Person has, caused any Release or threatened Release of any Hazardous Material on or from the Owned Real Property or Leased Property which could reasonably be expected to cause the incurrence of material costs for remediation; and

            (i) the Company is not required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

            Section 4.22. Tax Matters. Except as set forth on Schedule 4.22 hereto, (i) the Company has filed (or joined in the filing of), or will file (or join in the filing of), all Tax Returns required to be filed under applicable law prior to the Closing Date that relate to any material Taxes of the Company;
(ii) as of the time of such filing, the Company either has paid or made adequate provision for all Taxes shown to be due and payable on such Tax Returns and, as to any such Tax Returns not filed as of the date hereof, will pay or make adequate provision for all Taxes shown to be due and payable thereon; (iii) the Company has made or will make adequate provision for all Taxes payable for any periods that end on or before the Closing Date for which no Tax Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date (a "Straddle Period") to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date; (iv) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (v) no material deficiency for any Taxes has been proposed or assessed against the Company which has not been adequately provided for; (vi) the Company has not granted any extension of the limitation period applicable to any Tax claim; and (vii) the Company is not and never has been a party to any tax-sharing agreement with any corporation which, as of the Closing Date, is not a member of the affiliated group of which the Company is a member.

            Section 4.23. Interim Operations. Since the Interim Balance Sheet Date, the Company has operated only in the Ordinary Course of Business, and except as set forth in Schedule 4.23, the Company has not: (i) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except as contemplated by this Agreement or otherwise in the Ordinary Course of Business; (ii) mortgaged or pledged any material portion of its assets, tangible or intangible, except for Permitted Liens; (iii) sold or transferred or agreed to sell or transfer any material portion of its assets, or canceled or agreed to cancel any material debts or claims; (iv) suffered any extraordinary losses or waived any material rights; (v) increased in any material respect the rate of compensation payable by it to any of its officers or employees over the rate being paid or accrued to them as of the date of the Interim Balance Sheet except in accordance with its prior practices or employment agreements; (vi) terminated any material Contract or Permit to which it is a party; (vii) through negotiation or otherwise, made any commitment or incurred any liability or obligation to an labor organization, (viii) made or agreed to make any material accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee, consultant, independent contractor or agent; or
(x) suffered any shortages of materials or supplies or any casualty that has had, or could reasonable be expected to result in, a Material Adverse Effect.

            Section 4.24. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Foamex without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Company or Trace Foam for a finder's fee, brokerage commission or other similar payment based on an arrangement with Foamex.

            Section 4.25. Products Liability. Except as disclosed in Schedule 4.25, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any Governmental Agency against or involving any product, substance or material (collectively, a "Product"), or class of claims or lawsuits involving a Product manufactured, produced, distributed or sold by or on behalf of the Company which is pending or, to Foamex's Knowledge threatened, on behalf of the ultimate retail purchaser of any Product, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of implied warranties or representations, and (ii) there has not been, nor is there under consideration or investigation by the Company, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of the Company concerning any Products manufactured, produced, distributed or sold by or on behalf of the Company or, to the Knowledge of Foamex, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Company.

            Section 4.26.   Proceeds; Fees; Foamex Note.

            (a) The schedules delivered to representatives of Trace Foam by Foamex, titled (i) "Foamex L.P., Calculate

      Source & Use of Proceeds For Closing of Recapitalization" relating to the June 1997 recapitalization of Foamex and (ii) "October 1, 1997 Debt Redemption", are each accurate in all material respects. The proceeds of the Existing Credit Agreement (including proceeds from Term A Loans, Term B Loans, Term C Loans and Revolving Loans under such Existing Credit Agreement) received by Foamex in connection with June 1997 recapitalization of Foamex were deposited in a single account of Foamex and were disbursed on the date of receipt as shown on the schedule referred to in (i) above. The proceeds received by Foamex on October 1, 1997 of additional borrowings pursuant to Term A Loans and Revolving Loans under the Existing Credit Agreement were deposited in a single account and were disbursed on October 1, 1997 in the manner provided on the schedule referred to in (ii) above.

            (b) The $3.9 million of fees paid (pursuant to withholding by the lenders) under the New Credit Agreement represent solely reasonable fees in the nature of an origination fee for such credit agreement and do not include costs or fees for other items. The prepayment fees paid to the lenders providing Term B and Term C Loans under the Existing Credit Agreement were made from funds apart from the borrowings under the New Credit Agreement.

            (c) Foamex has no present plan or intention to enter into a transaction pursuant to which it would prepay the Foamex Note.

            Section 4.27. Disclaimer of Additional Representations and Warranties; Schedules.

            (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, Foamex makes no representation or warranty with respect to the Company, or its operations, assets, Liabilities, or conditions, including, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the assets of the Company, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent.

            (b) Disclosure of an item in any Schedule shall not be deemed to be an admission that such item is material.

                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF TRACE FOAM

            Trace Foam represents and warrants to Foamex as set forth in this
Article V:

            Section 5.1. Authority of Trace Foam. Trace Foam is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Trace Foam has full power and authority to execute and deliver this Agreement, the execution and delivery by Trace Foam of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Trace Foam, and this Agreement constitutes the legal, valid and binding obligation of Trace Foam enforceable against Trace Foam in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Trace Foam has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

            Section 5.2. Title to the Trace Foam Partnership Interest. Trace Foam has and will have at the Closing valid and marketable title to the Trace Foam Partnership Interest, free and clear of all Liens, except those arising under this Agreement.

            Section 5.3. No Conflict or Violation. Neither the execution and delivery of this Agreement by Trace Foam, nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with, or result in a violation of (i) any provision of the certificate of formation or the operating agreement of Trace Foam, or (ii) any resolution adopted by the members of Trace Foam;

            (b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Trace Foam may be subject; or

            (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract, lease, or permit of Trace Foam.

            Section 5.4. Litigation. There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of Trace Foam, threatened against Trace Foam at law, in equity, in admiralty or otherwise, or before or by any

Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

            Section 5.5. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Trace Foam without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Foamex or its Affiliates (other than, after the Closing, the Company) for a finder's fee, brokerage commission or other similar payment based on an arrangement with Trace Foam.

            Section 5.6. Investment Intent; Status. The Stock will be acquired hereunder solely for the account of Trace Foam for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended, subject to the right of the Trace Foam and any such designees to sell, assign, transfer or distribute any or all of the Stock to any Person which is an Affiliate of the Trace Foam. Trace Foam is an "accredited investor" within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.

                                   ARTICLE VI.
                        CERTAIN COVENANTS AND AGREEMENTS

            Section 6.1. Government Filings. As promptly as practicable, Foamex and Trace Foam shall prepare and file any application, report, or other filing required to be submitted to any Governmental Agency in connection with the transactions contemplated hereby.

            Section 6.2.    Certain Provisions Relating to Consents.

            (a) Foamex shall use commercially reasonable efforts after the Closing Date to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement, including those set forth on Schedule 4.4. Trace Foam shall use commercially reasonable efforts after the Closing Date to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement. A party shall not obtain any consent that will affect the other party hereto to its material economic detriment, including any modification of any Contract, Lease or Permit, unless such other party expressly approves the obtaining of such consent.

            (b) In the event that any Foamex Consent is not obtained on or prior to the Closing Date, Foamex shall use its commercially reasonable efforts: (i) to provide to Trace Foam at Trace Foam's expense the benefits of the applicable Contract or Lease, (ii) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to

      Trace Foam and (iii) to enforce at the request of Trace Foam and for the account of Trace Foam, at Trace Foam's expense, any rights of Foamex arising from any such Contract or Lease. Trace Foam shall perform the obligations arising under all such Contracts and Leases for the benefit of Foamex and the other party or parties thereto

            Section 6.3. Nondisclosure. Foamex covenants and agrees that all GFI Confidential Information known or obtained by it, whether before or after the date hereof, is the property of the Company. Therefore, Foamex agrees that it and its respective Affiliates which it controls (collectively, the "Restricted Persons") will not, at any time, other than in connection with the performance of its obligations under the Ancillary Agreements, disclose to any unauthorized Persons or use for their own account or for the benefit of any third party any GFI Confidential Information, whether the Restricted Person has such information in such Restricted Person's memory or embodied in writing or other physical form, without Trace Foam's written consent, unless and to the extent that the GFI Confidential Information is or becomes generally known to and available for use by the public other than as a result of a breach of this Agreement or the fault of any other Person bound by a duty of confidentiality to Trace Foam or the Company. The Restricted Persons agree to deliver to Trace Foam at any time Trace Foam may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and any other GFI Confidential Information that such Restricted Person may then possess or have under their control.

            Section 6.4. Transfer Taxes. Any sales, recording, transfer, stamp, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees imposed as a result of the transfer pursuant to this Agreement of the Stock to Trace Foam or the Trace Foam Partnership Interest to Foamex, shall be borne by Foamex. Trace Foam shall promptly remit any refunds of such items to Foamex. Foamex and Trace Foam, to the extent required by Legal Requirements, shall prepare and file all Tax Returns on a timely basis with respect to any such Taxes or fees.

            Section 6.5.    Obligation to File Tax Returns.

            (a) Foamex shall cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Governmental Agencies relating to the Company for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. Trace Foam shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company covering a Tax year commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Tax Return") and shall cause the Company to pay the Taxes shown to be due thereon, provided, however, that Foamex shall promptly reimburse Trace Foam for the portion of such Tax that relates to a Pre-Closing Tax Period (as defined below). Foamex will furnish to Trace Foam all information and records reasonably requested by Trace Foam for use in preparation of any Straddle Tax Returns. Trace Foam shall allow Foamex to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return. Trace Foam and Foamex agree to cause the Company to file all Tax Returns for any Straddle Period (as defined below) on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Agency will not accept a Tax Return filed on that basis. For purposes of this Agreement, "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

            (b) In the case of any Straddle Period, (i) real, personal and intangible property Taxes ("Property Taxes") of the Company for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date

            Section 6.6.    Ongoing Tax Cooperation.

            (a) Foamex and Trace Foam shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Trace Foam or Foamex of any Tax Returns, elections, consents or certificates required to be prepared and filed by Trace Foam or Foamex and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of Trace Foam and Foamex shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions executed by that party or its Affiliates or extensions or which such party has received written notice from another party, or (ii) six years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. In addition, without limiting the generality of the foregoing, each party shall make its personnel and those of its Affiliates reasonably available for deposition and testimony in any tax controversy or proceeding. Trace Foam shall cooperate with Foamex to the extent reasonably necessary for Foamex' preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto. Any information or documentation provided pursuant to this Section shall not be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

            (b) Foamex shall consult with Trace Foam and adopt the positions advanced by Trace Foam regarding the allocation and ordering of any and all proceeds of borrowings by Foamex and payments on any and all borrowings of Foamex under Treas. Reg. section 1.163-8T to the extent that such allocation could impact the federal tax liability of Trace Foam (or the "affiliated group" (as defined in Section 1504(a)(4) of the Code) of which it is a member). In the event of a tax audit or contest of any type involving such issue, Foamex shall take all necessary steps to allow Trace Foam and its representatives to control the prosecution and control of such issue. Foamex shall cooperate with Trace Foam in the event of any future tax audit or contest relating to Trace Foam's interest in the Company, including making available to Trace Foam books, records and personnel of Foamex.

            (c) Foamex is entering into the transaction for good business purposes apart from federal income tax purposes. Each party shall report the transaction for federal income tax purposes consistently with the documents and the intent of the parties and shall maintain the accuracy of such reporting in any tax audit or other contest.

            Section 6.7. Further Assurances. Upon the request of either party hereto at any time after the Closing Date, the other party shall (and shall cause its and its Affiliates, officers, directors, employees and agents to) forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents and take such other actions as such party may reasonably request in order to perfect title of Trace Foam or Foamex, as the case may be, and its successors and assigns to the Stock or the Trace Foam Partnership Interest, as applicable, or otherwise to effectuate the purposes of this Agreement.

            Section 6.8. Employee Benefit Assumption Agreement. Promptly after the Closing, Foamex shall execute an Employee Benefit Plan Adoption and Assumption Agreement substantially in the form of Exhibit E hereto.

                                  ARTICLE VII.
                                 INDEMNIFICATION

            Section 7.1. Survival. All of the representations and warranties of Foamex contained in Article IV and of Trace Foam contained in Article V of this Agreement or in any certificate delivered by Foamex or Trace Foam pursuant to this Agreement shall survive the Closing and continue in full force and effect: (a) in the case of the representations and warranties of Foamex contained in Section 4.22 until six months after the expiration of the statute of limitations with respect to the matter to which the claim relates, (b) in the case of the representations and warranties of Foamex contained in Section 4.21, until the fifth anniversary of the Closing Date, (c) in the case of the representations and warranties of Foamex contained in Section 4.11(a), until the tenth anniversary of the Closing Date, and (d) in the case of any other representation or warranty of Foamex contained in this Agreement (other than the representations and warranties of Foamex contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.24 and 4.25 and the representations and warranties of Trace Foam contained in Sections 5.1, 5.2, 5.3, and 5.5 (collectively the "Perpetual Representations")), until April 30, 1999. Notwithstanding the foregoing, any notice given in accordance with Section 8.1 of this Agreement claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. The Perpetual Representations, and all of the covenants of Foamex and Trace Foam contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

            Section 7.2.    Indemnification Provisions for Benefit of Trace
Foam.

            (a) In the event Foamex breaches any of its representations, warranties or covenants contained in this

      Agreement or in any certificate delivered by Foamex pursuant to this Agreement and provided that, as to any claim for breach of representations or warranties, Trace Foam makes a written claim for indemnification against Foamex within the applicable survival period, then Foamex agrees to indemnify Trace Foam and its Affiliates from and against all Damages Trace Foam and its Affiliates suffer resulting from or arising out of such event; provided, however, Foamex shall not have any obligation to indemnify Trace Foam from and against any Damages resulting from the breach of any representation or warranty of Foamex (as opposed to any covenant of Foamex) contained in Article IV of this Agreement (other than Perpetual Representations): (i) until Trace Foam has suffered aggregate Damages, by reason of all such breaches in excess of $1,000,000 (the "Threshold") (after which point Foamex will be obligated to indemnify Trace Foam from the first dollar of Damages) or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate amount that Foamex has actually indemnified Trace Foam for prior breaches of representations and warranties of Foamex contained in Article IV of this Agreement exceeds $129.0 million (the "Cap").

            (b) Without limiting the generality or effect of the foregoing, Foamex shall indemnify, defend and hold harmless the Company, Trace Foam and any of their respective Affiliates from and against any and all Damages resulting from or arising out of any of the following:

                  (i) Any business or property formerly owned or operated by the Company or any of its predecessors but not owned or operated by the Company immediately after the Closing; including, but not limited to:

                        (A) Any Liability under the Asset Purchase Agreement, dated as of October 31, 1996, by and between the Company and Habitat International, Inc. arising out of events which occurred on or prior to the Closing Date;

                        (B) Any Liability under the Supply Agreement, dated as of October 31, 1996, by and between the Company and Habitat International, Inc. arising out of events which occurred on or prior to the Closing Date;

                        (C) Any Liability arising out of the litigation entitled Habitat International, Inc. v. General Felt Industries, Inc. and Bretlin, Inc.;

                        (D) Any Liability under the Asset Purchase Agreement, dated as of August 29, 1997, by and among Foamex, the Company, Bretlin, Inc. and The Dixie Group, Inc.; and

                        (E) Any Liability under the Supply Agreement, dated as of October 6, 1997, by and between the Company and Bretlin, Inc., either (I) for a Monthly Termination Fee, or (II) arising out of events which occurred on or prior to the Closing Date.

                  (ii) Any product shipped or manufactured by, or any services provided by, the Company, other than in the Ordinary Course of Business, prior to the Closing Date;

                  (iii) Any claim of any creditor or beneficiary of Foamex or any of their Affiliates (other than the Company), whether arising prior to, on or after the Closing Date; or

                  (iv) Any (x) liability to any Former Employee of the Company or any of its predecessors as of the Closing Date arising under any Plan, including, without limitation, post-retirement health benefits, to the extent not fully funded immediately prior to the Closing, and (y) severance or other benefit payable to any Employee or Former Employee by reason of this Agreement or the transactions contemplated hereby, including, without limitation, any stay bonus, golden parachute or other change-in-control payment or benefit.

                  (v) Pre-Closing Taxes. For purposes of this Agreement, "Pre-Closing Taxes" shall mean, (a) all liability for Taxes of the Company for Pre-Closing Tax Periods; (b) all liability for real estate transfer Taxes or real estate gains Taxes arising as a result of the transfer of the Stock under this Agreement; (c) all liability attributable to any misrepresentation or breach of warranty made by any Foamex in Section 4.21 of this Agreement; (d) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of Foamex or the Company under this Agreement; and (e) all liability for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date.

            Section 7.3. Indemnification Provisions for Benefit of Foamex. In the event Trace Foam breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Trace Foam pursuant to this Agreement and provided that Foamex makes a written claim for indemnification against Trace Foam within the applicable survival period, then Trace Foam agrees to indemnify Foamex from and against the entirety of any Damages Foamex suffer resulting from, arising out of, relating to or caused by such breach.

            Section 7.4.    Matters Involving Third Parties.

            (a) If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

            (b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party's rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

            (c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

                  (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

                  (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party), and

                  (iii) the Indemnifying Party shall reimburse the Indemnified
            Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

            (d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article VII.

            (e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article VII for fifteen days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party.

            (f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

            Section 7.5. Environmental Indemnification. In addition to the provisions of Section 7.2, Foamex, shall indemnify and hold harmless Trace Foam and the Company for any Damages (including Costs of Remediation) arising, directly or indirectly, from or in connection with:

            (a) any Liabilities under Environmental Laws arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Owned Real Property or Leased Property or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Owned Real Property or Leased Property or such other properties and assets at any time on or prior to the Closing Date; or (ii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Company or by any other Person for whose conduct the Company is or may be held responsible at any time on or prior to the Closing Date; or

            (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Company or any other Person for whose conduct the Company is or may be held responsible, in any way arising from or allegedly arising from any activity conducted or allegedly conducted with respect to the Owned Real Property or Leased Property or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Owned Real Property or Leased Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Owned Real Property or Leased Property and was present or suspected to be present on any of the Owned Real Property or Leased Property on or prior to the Closing Date) or (ii) Released or allegedly Released by Foamex or the Company or any other Person for whose conduct they are or may be held responsible, at any place and at any time on or prior to the Closing Date.

            Section 7.6. Certain Additional Provisions Relating to Indemnification.

            (a) Notwithstanding any other provision herein, after the Closing Date, the indemnification provisions set forth in this Article VII shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement except for actual fraud.

            (b) The indemnification provided for in Article VII shall survive any investigation at any time made by or on behalf of the party seeking indemnification any knowledge or information that party seeking indemnification may have.

                                  ARTICLE VIII.
                            MISCELLANEOUS PROVISIONS

            Section 8.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Foamex and to Trace Foam at the addresses indicated below:

         If to Foamex:               Foamex L.P.
                                     1000 Columbia Avenue
                                     Linwood, P.A.  19061
                                     Attention:  Kenneth R. Fuette
                                     Facsimile No.: (610) 859-3069

               With a copy to:       Willkie Farr & Gallagher
               (which shall not      153 East 53rd Street
               constitute notice)    New York, New York 10022
                                     Attention:  Jack H. Nusbaum
                                     Facsimile No. (212) 821-8111

         If to Trace Foam:           Trace Foam LLC
                                     375 Park Avenue, 11th Floor
                                     New York, New York 10152
                                     Attention:  Philip N. Smith, Jr.
                                     Facsimile No. (212) 593-1363

               With a copy to:       Willkie Farr & Gallagher
               (which shall not      153 East 53rd Street
               constitute notice)    New York, New York 10022
                                     Attention:  Jack H. Nusbaum
                                     Facsimile No. (212) 821-8111

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

            Section 8.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

            Section 8.3.    Assignment and Parties in Interest.

            (a) Neither this Agreement nor any of the rights, duties, or obligations of either party hereunder may be transferred or assigned (by operation of law or otherwise) by either party except with the prior written consent of the other party hereto.

            (b) Notwithstanding any provision of this Agreement to the contrary, Foamex and Trace Foam hereby acknowledge and agree that (i) each of Foamex and Trace Foam may collaterally assign its rights, title and interest to any payments under this Agreement to any of its creditors and
      (ii) upon receipt of written notice from any such creditor that an "Event of Default" has occurred, Foamex or Trace Foam, as the case may be, will tender any payments due under this Agreement to such creditor in accordance with the instructions set forth in such notice; provided, however, in the event that such party tenders payment to Foamex or Trace Foam, as the case may be, such payment shall be a complete discharge of such party's obligation to such creditor for such payment and such party shall thereafter have no further liability to such creditor with respect to such payment.

            (c) Except as provided in Article VII, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

            Section 8.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Trace Foam and Foamex prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

            Section 8.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 8.6. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            Section 8.7. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

            Section 8.8.    Governing Law; Jurisdiction.

            (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and performed therein.

            (b) The parties shall initially attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach, interpretation, termination or validity (each, a "Dispute").

            (c) If the parties are not able to settle the Dispute by direct negotiations within thirty (30) days after written notice by one party to the other of the Dispute, either party may initiate an arbitration to resolve the Dispute. All such Disputes shall be arbitrated in New York, New York pursuant to the Rules of the American Arbitration Association except that the parties expressly do not constitute the American Arbitration Association as administrator of the arbitration as provided in Rule 3 of such Rules. Each of Trace Foam and Foamex shall select an arbitrator, and the two arbitrators shall select a third arbitrator. The arbitrators shall be certified public accountants, attorneys or other persons, in each case, who are experienced in the buying and selling of businesses. If the two arbitrators fail to agree upon the appointment of a third arbitrator, each of them shall name a candidate, and the decision as to the third arbitrator shall be made by drawing lots.

            (d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

            (e) Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator. The remaining costs of the arbitration proceedings shall be allocated by the board.

            Section 8.9. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) "$" means the currency of the United States of America.

            Section 8.10. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            Section 8.11. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Trace Foam under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

            Section 8.12. Tax Treatment. The parties agree that for federal income tax purposes (i) the assumption by Trace Foam of the Assumed Debt, (ii) the transfer to Trace Foam of the Stock and (iii) the transfer to Foamex by Trace Foam of the Trace Foam Partnership Interest and the withdrawal by Trace Foam as a partner of Foamex, are integrated transactions carried on by Trace Foam in its capacity as a partner withdrawing from Foamex and by Foamex to effect the withdrawal of Trace Foam as a partner.


                  [Remainder of page intentionally left blank.]

            IN WITNESS WHEREOF, Foamex and Trace Foam have executed and delivered this Agreement as of the day and year first written above.


                                    FOAMEX L.P.


                                    By: FMXI, Inc.,
                                        its Managing General Partner



                                    By: /s/ George Karpinski
                                       ------------------------------
                                       Name:  George Karpinski
                                       Title: Vice President


                                    TRACE FOAM LLC

                                    By:  Trace SPV LLC
                                    Its: Sole Member

                                         By:  Trace Foam Company, Inc.
                                         Its: Sole Member



                                         By: /s/ Philip N. Smith, Jr.
                                         -----------------------------
                                            Name:  Philip N. Smith, Jr.
                                            Title: Vice President